Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2009 RESULTS

Philadelphia, PA – October 14, 2009.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the third quarter ended September 30, 2009.

Third Quarter Highlights

• Reported net income and earnings per diluted share of $108 million and $0.67, respectively
• Net income before certain items increases to $131 million, or $0.81 per diluted share
• Gross profit improves to 16.0% of net sales
• Segment income rises to 11.8% of net sales
• Segment income on a currency and pension neutral basis increases 14.7%
• Net cash provided by operating activities increases 65%
• Company paid down more than $500 million in debt

Net sales in the third quarter were $2,282 million compared to $2,369 million in the third quarter of 2008, primarily reflecting a stronger U.S. dollar which reduced reported net sales by $129 million.

Gross profit in the quarter was $365 million, compared to $375 million in the third quarter of 2008.  As a percentage of net sales, gross profit expanded to 16.0% of net sales from 15.8% of net sales in the third quarter of 2008.  Firming unit volume demand as well as ongoing cost reduction and efficiency improvement programs partially offset increased pension expense of $29 million and unfavorable foreign currency translation of $19 million.

Selling and administrative expense in the third quarter was $95 million compared to $102 million in last year’s third quarter.  The decrease primarily reflects foreign currency translation of $5 million.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) in the third quarter was $270 million, compared to $273 million in the third quarter of 2008, and reflects an increase of $29 million in pension expense and $14 million in unfavorable currency translation.  Segment income as a percentage of net sales improved to 11.8% from 11.5% in the 2008 third quarter.  On a currency and pension neutral basis, segment income grew 14.7% in the third quarter of 2009 compared to the same period last year.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased to report another strong quarter, especially in the context of the global economic environment.  Importantly, the improvement in our gross profit and segment income margins reflects the country markets in which we have expanded over the last several years, the diversification of our geographic footprint and our mix of customers and products.  Our emphasis on growth in emerging markets continues. During the quarter, we began production at our newly acquired beverage can facility in Vietnam and our new beverage can plant in Slovakia remained on plan to ship commercial cans by the end of the first quarter of 2010.  We previously announced the construction of a new beverage can plant in southern Brazil and we recently decided to install a second beverage can line in our existing facility in Thailand.”

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the third quarter was $66 million compared to $76 million in the third quarter of 2008. The decrease reflects the impact of lower average borrowing rates and $2 million of foreign currency translation.

During the third quarter, the Company recorded a restructuring charge of $40 million ($35 million, net of tax, or $0.22 per diluted share) which included the closure of two food can plants and one aerosol can plant in Canada.  In total, the restructuring actions affected 480 employees.  The cash cost of the restructuring actions, before anticipated property sale proceeds, is expected to be $33 million with expected full year annual savings of approximately $25 million.  During the third quarter of 2008, the Company recorded a net charge of $6 million, or $0.04 per diluted share, related to provisions for restructuring and asset impairments.

“It is always difficult to make the decision to close a plant and we do so only after thorough analysis and consideration.  However, we expect that these actions will allow us to better align demand with capacity and will increase utilization rates throughout our North American system,” Mr. Conway noted.

On September 11, 2009, the Company announced the final results of its tender offer for the outstanding 6.25% First Priority Senior Secured Notes due 2011.  Approximately €246 million, or 53.5%, of the €460 million aggregate principal amount of the Notes was tendered and subsequently accepted by the Company for payment at a price of 104.5% of their original principal amount.  Additionally, and as previously announced, the Company satisfied and discharged the $200 million of 8% Senior Notes due 2023 at the call price of 101.525% of their original principal amount.  In connection with the tender offer and early retirement of debt, the Company recorded a loss on early extinguishment of debt of $27 million ($23 million, net of tax, or $0.14 per diluted share) in the third quarter to reflect premiums paid and the write-off of prior unamortized debt issuance fees.

During the third quarter, the Company determined that it considered it more likely than not that a portion of its deferred tax assets in France would be realized through future income from operations.  Accordingly, an income tax benefit was recorded within net income to reverse previously established valuation allowances.  The reversal of the valuation allowances has no impact on taxes paid.  A net tax benefit of $35 million ($0.22 per diluted share) was recorded in the third quarter of 2009 to reflect the reversal of the valuation allowances and other tax adjustments.  In the 2008 third quarter, the Company recorded an income tax benefit of $5 million ($0.03 per diluted share) related to a tax credit for a change in UK tax law related to the deductibility of depreciation on buildings.

Reported net income attributable to Crown Holdings in the third quarter was $108 million, or $0.67 per diluted share, compared to $114 million, or $0.70 per diluted share, in the third quarter of 2008.  Net income before certain items (a non-GAAP measure) grew to $131 million, or $0.81 per diluted share, over the $115 million, or $0.70 per diluted share in last year’s third quarter.

The following table reconciles reported net income and diluted earnings per share attributable to Crown Holdings to net income before certain items.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Net income as reported	$108	$114	$253	$240
Items, net of tax:
Provision for restructuring	35	2	37	3
Loss/(gain) on sale of assets		4	(1)	3
Loss from early extinguishments of debt	23		23	2
Closure of non-consolidated PET joint venture			5
Tax adjustments	(35)	(5)	(35)	(5)
Net income before the above items	$131	$115	$282	$243

Earnings per diluted share as reported	$0.67	$0.70	$1.56	$1.47

Diluted earnings per share before the above items	$0.81	$0.70	$1.74	$1.49

Net income before the above items and diluted earnings per share before the above items are non-GAAP measures.

Nine Month Results
For the first nine months of 2009, net sales were $6,021 million compared to $6,428 million in the first nine months of 2008.  The decrease was primarily due to $523 million in unfavorable foreign currency translation and the pass-through of lower aluminum costs which were partially offset by sales unit volume growth in beverage cans.  Approximately 72% of net sales were generated outside the U.S. in the first nine months of 2009 compared to 74% in the same 2008 period.

Gross profit for the nine month period improved to 15.7% of net sales over the 15.2% of net sales in the first nine months of 2008.  For the nine months, gross profit was $943 million, compared to $978 million in the first nine months of 2008, and reflects an increase of $83 million in pension expense and $82 million of unfavorable foreign currency translation which offset beverage can unit volume growth, cost containment initiatives and increased operating efficiencies.

Selling and administrative expense for the nine month period ended September 30, 2009 was $274 million compared to $309 million for the same 2008 period and reflects $27 million of foreign currency translation.

Segment income in the first nine months of 2009 was $669 million and was level with the first nine months of 2008 despite increased pension expense of $83 million and unfavorable foreign currency translation of $55 million in the first nine months of 2009 compared to 2008.  Segment income grew to 11.1% of net sales over the 10.4% in the first nine months of last year.  On a currency and pension neutral basis, segment income grew 20.6% in the first nine months of 2009 above the first nine months of 2008.

For the first nine months of 2009, interest expense was $189 million compared to $232 million for the same period last year.  The decrease reflects the impact of lower average borrowing rates and foreign currency translation of $11 million.

Reported net income attributable to Crown Holdings for the first nine months of 2009 increased 5.4% to $253 million over net income of $240 million for the same period in 2008.  Earnings per diluted share for the first nine months of 2009 rose 6.1% to $1.56 over the $1.47 in the first nine months of last year.  Net income before certain items grew to $282 million for the first nine months of 2009, or $1.74 per diluted share, over the $243 million, or $1.49 per diluted share in the first three quarters of last year.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

During the first nine months of 2009, the Company recorded a net charge of $29 million, or $0.18 per diluted share, related to restructuring actions, losses on the sale of assets and from early extinguishments of debt and the closure of its non-consolidated PET plastic bottle joint-venture in Brazil offset by net income tax benefits.  During the first nine months of 2008, the Company recorded a net charge of $3 million, or $0.02 per diluted share, for restructuring, asset impairments, and loss from early extinguishments of debt which were partially offset by tax credits.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $414 million lower at September 30, 2009 than at September 30, 2008.  The reduction in net debt was primarily due to $580 million in free cash flow (a non-GAAP measure defined by the Company as net cash provided by operating activities less capital expenditures) generated in the twelve months ended September 30, 2009 offset by foreign currency translation which increased net debt by $69 million.  Currency translation increased net debt by $50 million from June 30, 2009 to September 30, 2009.

Debt and cash amounts were:

	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008
Total debt	$3,225	$3,735	$3,337	$3,533
Cash	438	706	596	332
Net debt	$2,787	$3,029	$2,741	$3,201

Receivables securitization	$322	$272	$234	$308

Non-GAAP Measures
Segment income (including segment income on a currency and pension neutral basis), free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented above regarding net income before certain items does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items can be used to evaluate the Company’s ongoing operations.  Segment income, free cash flow, net debt and net income before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow, net debt and net income before certain items can be found within this release.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, October 15, 2009 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0436 or toll-free (888) 566-5969 and the access password is “packaging.”  A live web cast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 22.  The telephone numbers for the replay are (203) 369-3625 or toll free (800) 839-2808 and the access passcode is 9451.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to grow in emerging markets, the Company’s ability to successfully open and operate new facilities, including in Vietnam, Slovakia, Brazil and Thailand, the Company’s ability to realize savings and manage costs from restructuring activities, to align demand with capacity and to increase utilization rates and the Company’s ability to realize deferred tax assets through future income from operations, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2008 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

*     *     *     end     *     *     *

For more information, contact:
Timothy J. Donahue, Executive Vice President and Chief Financial Officer, (215) 698-5088, or
Ed Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Net sales	$2,282	$2,369	$6,021	$6,428

Cost of products sold	1,868	1,938	4,936	5,285
Depreciation and amortization	49	56	142	165
Gross profit (1)	365	375	943	978

Selling and administrative expense	95	102	274	309
Provision for restructuring	40	3	42	4
(Gain)/loss on sale of assets	(1)	2	(2)
Loss from early extinguishments of debt	27		27	2
Interest expense	66	76	189	232
Interest income	(1)	(3)	(4)	(8)
Translation and foreign exchange adjustments	(5)	5	(1)	6
Income before income taxes and equity earnings	144	190	418	433
Provision for income taxes	3	45	71	113
Equity earnings/(loss) in affiliates		(2)	(4)	1
Net income	141	143	343	321
Net income attributable to noncontrolling interests	(33)	(29)	(90)	(81)
Net income attributable to Crown Holdings	$108	$114	$253	$240
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.68	$0.71	$1.59	$1.50
Diluted	$0.67	$0.70	$1.56	$1.47

Weighted average common shares outstanding:
Basic	159,208,879	160,006,745	158,876,444	159,610,030
Diluted	162,120,722	163,441,406	161,714,586	163,173,502
Actual common shares outstanding	160,605,953	161,121,816	160,605,953	161,121,816

 (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and nine months ended September 30 follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Gross profit	$365	$375	$943	$978
Selling and administrative expense	95	102	274	309
Segment income	$270	$273	$669	$669

	Segment Information

	Three Months Ended September 30		Nine Months Ended September 30
Net Sales	2009	2008	2009	2008

Americas Beverage	$483	$519	$1,370	$1,471
North America Food	313	270	760	675
European Beverage	427	454	1,219	1,278
European Food	647	685	1,502	1,730
European Specialty Packaging	116	127	305	357
Total reportable segments	1,986	2,055	5,156	5,511
Non-reportable segments	296	314	865	917
Total net sales	$2,282	$2,369	$6,021	$6,428

Segment Income

Americas Beverage	$59	$59	$162	$164
North America Food	52	34	99	65
European Beverage	74	74	219	207
European Food	85	89	208	192
European Specialty Packaging	10	8	19	20
Total reportable segments	280	264	707	648
Non-reportable segments	46	45	134	127
Corporate and other unallocated items	(56)	(36)	(172)	(106)
Total segment income	$270	$273	$669	$669

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30	2009	2008
Assets
Current assets
Cash and cash equivalents	$438	$332
Receivables, net	1,054	1,067
Inventories	1,077	1,112
Prepaid expenses and other current assets	104	114
Total current assets	2,673	2,625

Goodwill	2,060	2,089
Property, plant and equipment, net	1,496	1,506
Other non-current assets	949	934
Total	$7,178	$7,154

Liabilities and equity
Current liabilities
Short-term debt	$52	$64
Current maturities of long-term debt	25	24
Other current liabilities	1,929	1,900
Total current liabilities	2,006	1,988

Long-term debt, excluding current maturities	3,148	3,445
Other non-current liabilities	1,497	1,150

Noncontrolling interests	394	352
Crown Holdings shareholders' equity	133	219
Total equity	527	571
Total	$7,178	$7,154

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30	2009	2008

Cash flows from operating activities
Net income	$343	$321
Depreciation and amortization	142	165
Other, net	(305)	(632)
Net cash provided by/(used for) operating activities (A)	180	(146)

Cash flows from investing activities
Capital expenditures	(108)	(114)
Other, net	(2)	(14)
Net cash used for investing activities	(110)	(128)

Cash flows from financing activities
Net change in debt	(171)	145
Other, net	(65)	4
Net cash (used for)/provided by financing activities	(236)	149

Effect of exchange rate changes on cash and cash equivalents	8

Net change in cash and cash equivalents	(158)	(125)
Cash and cash equivalents at January 1	596	457

Cash and cash equivalents at September 30	$438	$332

(A)
Free cash flow is defined by the Company as net cash provided by/(used for) operating activities less capital expenditures.  A reconciliation from net cash provided by/(used for) operating activities to free cash flow for the three and nine months ended September 30 follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Net cash provided by/(used for) operating activities	$343	$208	$180	$(146)
Capital expenditures	(33)	(43)	(108)	(114)
Free cash flow	$310	$165	$72	$(260)